Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is executed as of this 30th day of January 2015 by and between Hudson Valley Investment Advisors, Inc., a New York corporation, with its principal office at 117 Grand Street, Goshen, NY 10924 ("HVIA" or the

"Company"), and Gustave J. Scacco (the "Executive").

WHEREAS, the Board of Directors of HVIA desires to employ the Executive in the position of Chief Executive Officer and Chief Investment Manager of HVIA under such terms and conditions as are set forth herein; and sc),

WHEREAS, the Executive desires to serve HVIA in such capacity pursuant to the terms set forth herein;

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration. the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

Article 1

EMPLOYMENT

1.1	Employment.

HVIA hereby employs the Executive to serve as Chief Executive Officer and Chief

Investment Manager according to the terms and conditions of this Agreement and for the period stated in Section 1.3. The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in Section 1.3. Executive shall commence employment on February 23, 2015.

1.2	Duties.

(a) The Executive shall report directly to the Board of Directors of HVIA (the

"Board"), or its designee, and shall perform the duties of Chief Executive Officer and Chief

Investment Manager under the supervision of the Board. The Executive shall have responsibility and authority to supervise and direct the management and administration of all facets of the operation of HVIA, in accordance with the policies, procedure -and goals established by the

Board, and in compliance with applicable Federal and Slate laws and regulations. The

Executive’s duties shall include, but not be limited to, the authority to hire, compensate (within budgetary limits), and terminate HVIA employees, provided that the hiring (and the terms of employment with respect thereto) or the termination of senior or key employees of HVIA shall be subject to the prior approval of the Board.

(b) The Executive shall serve HVIA faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive shall exclusively devote full working time, energy,

and attention to the business of HVIA and to the promotion of HVIA’s interests throughout the term of this Agreement. During the term of this Agreement, the Executive shall not, without the written consent of the Board of HVIA, render services in any capacity, whether as an owner,

employee, independent contractor or otherwise, to or for any person, firm, company, or other entity or organization, whether or not compensated, and regardless of the form in which the compensation, if any, is paid and regardless of whether it is paid directly or indirectly to the

Executive. Notwithstanding the preceding sentence, the Executive shall participate in such professional and community activities that are beneficial to, and serve the interests of HVIA.

Executive may serve as a member of the board of directors of business, community, professional,

and charitable organizations, subject to the prior approval of the Board of HVIA; provided that in each case such service shall not interfere with the performance of the Executive’s duties under this Agreement, violate the provisions of Articles 6 and 7 hereof, or violate HVIA’s ethics and conflict of interest policies (including those of HVIA’s parent, Orange County Bancorp, Inc.

("OCBI") or any Federal or state securities and banking laws or regulations thereunder.

(c) The Executive may be appointed a member of the Board of HVIA, subject to the requirements of the by-laws of HVIA, but shall not be eligible for election as an officer of the

Board. In the event that the Executive is appointed a member of the Board, the Executive shall be subject to the Board’s procedural rules and customary practices for recusal of members. The

Executive shall not receive the compensation and benefits provided to Board members.

Notwithstanding anything in this Agreement to the contrary, the Executive acknowledges and agrees that, if appointed to the Board of HVIA, he shall resign as a director of the Board effective immediately upon termination of the Executive’s employment for any reason under

Article 3 of this Agreement, regardless of whether his term as director has expired or not. If

Executive fails to formally resign as provided above, he shall be deemed to have resigned, and all payments and benefits to him under this Agreement (other than accrued Base Salary, expense reimbursement, and accrued benefits to which Executive is entitled through the date on which his termination becomes effective) shall be stayed pending receipt of such formal resignation, except that this sentence shall not apply if Executive’s termination of employment is as a result of death.

(d) Executive acknowledges and agrees that the nature of his position and responsibilities as Chief Executive Officer and Chief Investment Manager HVIA require that he reside in Orange County, New York. Therefore, Executive covenants and agrees that he will establish a residence in Orange County, New York no later than May 1, 2015.

1.3	Term.

(a)	Subject to the termination provisions set forth below, this Agreement shall be effective as of February 23, 2015 (the "Effective Date") and shall remain in effect until expiration on February 22, 2017 (the "Initial Term"), and shall automatically renew for one-year periods, subject to ninety (90) days written notice of non-renewal by either party prior to the expiration of the Initial Term and thereafter with respect to each one-year term of renewal. If the term of this Agreement is not renewed, this Agreement shall nevertheless remain in force until the Initial Term, or each subsequent one-year term, if any, expires. References herein to the term of this Agreement mean the Initial Term, as the same may be renewed.

Article 2

COMPENSATION AND BENEFITS

2.1 Base Salary.

In consideration of the Executive’s performance of the obligations under this Agreement,

HVIA shall pay or cause to be paid to the Executive a salary at the annual rate of $275,000.00,

payable in accordance with HVIA’s normal payroll practices, and subject to customary withholding taxes and such other employment taxes as are imposed by law. The Executive’s salary, as the same may be modified from time to time, is referred to in this Agreement as the

"Base Salary." On or about June 30, 2015, the Board shall review Executive’s performance from the date of hire through such review date ("Short-Term Performance") measured against the performance metrics described in Exhibit "A" to this Agreement. Using the Performance Rating grid set forth in Exhibit "B" to this Agreement, the Board of HVIA shall assess, in its sole and absolute discretion, Executive’s Short-Term Performance. If, and only if, Executive achieves an over-all average rating of "3" or higher with respect to these performance metrics, his Base

Salary shall be increased by $25,000.00, for a total Base Salary of $300,000.00, effective as of

July 1, 2015. If Executive does not achieve an average rating of "3" in respect of his Short-Term

Performance, his Base Salary shall remain at $275,000.00, subject to future modification pursuant to HVIA’s annual salary review process.

Commencing in 2016, the Board of HVIA shall annually review and consider the

Executive’s Base Salary and may adjust the Base Salary as it deems appropriate (except that

Executive’s Base Salary shall not be decreased), taking into account the performance of HVIA and the Executive, and other factors that the Board of HVIA considers relevant to the salary of the Executive.

2.2 Benefit Plans and Perquisites.

For as long as the Executive is employed by HVIA, the Executive shall be eligible (x) to participate in any and all employee benefit plans in effect from time to time, including without limitation plans providing retirement, medical, dental, disability, and group life benefits existing on the date of this Agreement or adopted after the date of this Agreement, provided that the

Executive satisfies the eligibility requirements for any such plans or benefits, and (y) to receive any and all other fringe benefits provided from time to time. Payment of any amount or accrual of benefits pursuant to (x) above shall be subject to the vesting provisions of the relevant benefit plan or program. In view of the Executive’s eligibility for a specific individual incentive arrangement (as described in Section 2.3 below), Executive shall not be eligible for any broadbased HVIA incentive compensation plan or program that may from time to time be available to employees of HVIA.

2.3 Performance-Based Bonus.

(a) Executive shall be eligible for an annual bonus that reflects the financial and other performance of HVIA and the Executive’s contributions thereto (the "Annual Performance

Bonus"). The amount of, and the performance criteria with respect to, the Annual Performance

Bonus shall be determined in the sole discretion of the Board of HVIA. For the fiscal year ending December 31, 2015, the Annual Performance Bonus shall be calculated as follows: (A)

Executive shall receive $150,000.00 if he achieves an average rating of "3" (on a scale of "1" to

"5"), as determined by the Board of HVIA in its sole discretion, with respect to Metrics 1 through 6 set forth in Exhibit "A" to this Agreement, utilizing the rating criteria set forth in

Exhibit "B" to this Agreement; and (B) Executive shall receive an additional sum under (i), (ii),

or (iii), as applicable: (i) $50,000.00, if HVIA’s Net Income for the fiscal year ending December

31, 2015 equals the Minimum Threshold set forth in Exhibit "C" to this Agreement; or (ii)

$60,000.00, if HVIA’s Net Income for Fiscal Year 2015 is equal to or greater than 110% but less than 120% of the Minimum Threshold set forth in Exhibit "C" to this Agreement; or (iii)

$70,000.00, if HVIA’s Net Income for Fiscal Year 2015 is equal to or greater than 120% of the

Minimum Threshold set forth in Exhibit "C" to this Agreement.

For Fiscal Year 2015 only, if the Annual Performance Bonus, as calculated pursuant to the preceding paragraph is less than $100,000.00, Executive shall be paid a guaranteed minimum Annual Performance Bonus of $100,000.00.

The payment date of any Annual Performance Bonus payable to Executive shall be in accordance with HVIA’s customary practice with respect to bonus payments. Executive shall forfeit any Annual Performance Bonus if he is not employed by HVIA on the payment date.

(b)	The right of the Executive to receive an Annual Performance Bonus in calendar years following 2015 shall be based on the achievement by the Executive of performance goals,

which shall be comprised of financial and managerial goals. Performance goals shall be established by the Board of HVIA in consultation with the Executive. The payment of any

Annual Performance Bonus shall be subject to the Board’s assessment, in its sole discretion, of the Executive’s performance.

2.4 Reimbursement of Business Expenses.

The Executive shall be entitled to reimbursement for all reasonable business expenses incurred performing the obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of HVIA and reasonable expenses for attendance at annual and other periodic meetings of trade or professional associations of which Executive is or may become a member.

The Executive shall be entitled to reimbursement of country club dues, as approved by the Board of HVIA, for membership in a country club located in Orange County. Requests for reimbursement of business expenses shall be submitted monthly to the Board of HVIA, or its designee. Reimbursement of expenses shall be made in accordance with HVIA’s policies and procedures relating to the substantiation and documentation of expenses.

2.5 Relocation Allowance.

The Executive shall be entitled to reimbursement for reasonable relocation expenses in an amount not to exceed a maximum of ten thousand ($10,000.00) dollars (regardless of the number of household moves involved in the relocation.) Reimbursement of relocation expenses shall be subject to HVIA’s reimbursement policies and procedures relating to the substantiation and documentation of expenses, which shall include receipts for services provided.

2.6 Vacation; Leave.

The Executive shall be entitled to sick leave and paid annual vacation in accordance with policies established from time to time by HVIA. In the event of termination of employment, for whatever reason, all unused vacation as of the date of termination shall be forfeited. In calendar year 2015, Executive shall be entitled to the pro-rated portion of four (4) weeks vacation based upon his actual days of service from the Effective date through December 31, 2015. Thereafter,

Executive shall be entitled to four (4) weeks vacation each year.

2.7 Corporate Liability Insurance.

HVIA shall maintain or cause to be maintained corporate liability insurance covering the

Executive throughout the term of this Agreement.

Article 3

EMPLOYMENT TERMINATION

3.1 Termination of Employment.

(a) The Executive’s employment shall terminate automatically at the Executive’s death. If the Executive dies in active service to HVIA, the Executive’s estate shall receive any sums due to the Executive as Base Salary, accrued and vested benefits as of the date of death,

subject to the payout provisions of such plans, and reimbursement of expenses through the end of the month in which death occurred.

(b) By delivery of written notice thirty (30) days in advance to the Executive, HVIA may terminate the Executive’s employment if the Executive is disabled. For purposes of this

Agreement the Executive shall be considered "disabled" if two physicians of a panel of three independent physicians (one selected by HVIA, one selected by the Executive and one selected by the two designated physicians) determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of ninety (90) consecutive days. The Executive shall not be considered disabled,

however, if the Executive returns to work on a full-time basis within thirty (30) days after HVIA gives notice of termination due to disability. During the period of incapacity leading up to the termination of the Executive’s employment under this provision, HVIA shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the Executive becomes eligible for benefits under any disability plan or insurance program maintained by HVIA, provided that the amount of HVIA’s payments to the Executive under this Section 3.1(b) shall be reduced by the sum of the amounts, if any, payable to the

Executive for the same period under any disability benefit or pension plan or program covering the Executive.

3.2Involuntary Termination with Cause.

HVIA may terminate the Executive’s employment for Cause. If the Executive’s employment terminates for Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. For purposes of this Agreement, "Cause" means any of the following:

(a) an act of fraud, embezzlement, or theft while employed by HVIA, or indictment or conviction of the Executive for, or plea of no contest to, a felony, conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the arrest and incarceration of the

Executive for acts by the Executive involving moral turpitude,

(b) gross negligence, insubordination, disloyalty, or dishonesty in the performance of the Executive’s duties as an officer of HVIA; willful or reckless failure by the Executive to adhere to HVIA’s written policies (or those of OCBI); intentional wrongful damage by the

Executive to the business or property of HVIA, OCBI, or any of its affiliates (collectively, the

"HVIA Group"), including without limitation their reputation, which in the Board’s sole judgment causes material harm to the HVIA Group,

(c) removal of the Executive from office or permanent prohibition of the Executive from participating in the affairs ofHVIA or prohibition of the Executive from participating in the securities or financial services business by any order or decree issued by a court, tribunal or regulatory agency, and

(d) acts or omissions in the performance of the Executive’s duties having a material adverse effect on the HVIA Group that were not done or omitted to be done in good faith or which involved intentional misconduct or a knowing violation of law.

3.3 Voluntary Termination by the Executive without Good Reason.

If the Executive terminates employment without Good Reason, the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which the termination becomes effective.

3.4 Involuntary Termination without Cause and Voluntary Termination with

Good Reason.

With written notice to the Executive thirty (30) days in advance, the Board of HVIA may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the 30-day period. With advance written notice to the Board of HVIA as provided in clause (y),

the Executive may terminate employment for Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement.

For purposes of this Agreement, a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x)

and (y) are satisfied:

(x) a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s written consent:

(1)	a material diminution of the Executive’s Base Salary;

(2) a material diminution in the Executive’s authority, job responsibilities or duties;

(3) a change in the principal geographic location at which the Executive must perform services for HVIA by more than thirty-five (35) miles from the location where it is contemplated that Executive will be performing his duties,

(y) the Executive must give notice to the Board of HVIA of the existence of one or more of the conditions described in clause (x) within thirty (30) days after the initial existence of the condition and HVIA shall have thirty (30) days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within sixty (60) days after the initial existence of the condition. For purposes of this clause (y), the time when "notice" must be provided to the

Board of HVIA shall be when the Executive has knowledge of the existence of any of the conditions enumerated in (x) above. Notice under this Section 3.4 shall otherwise be provided as set forth in Section 8.4 of this Agreement.

3.5 Immediate Transitioning Upon Termination of Employment.

Executive acknowledges and agrees that in order to assure an efficient transition of management, he shall immediately upon termination of employment for any reason whatsoever under this Article 3, cooperate with the Board of HVIA, or its designee, in returning all materials, keys, and other property furnished to Executive by HVIA, including but not limited to

HVIA property described in Section 6.2 of this Agreement and, further, Executive shall immediately vacate his office.

Article 4

SEVERANCE COMPENSATION

4.1 Severance after Termination without Cause or Termination for Good Reason.

(a) Subject to the possibility that severance after employment termination might be delayed under Section 4.1(b) if the Executive’s employment is terminated by HVIA without

Cause or if the Executive terminates employment with Good Reason, HVIA shall pay him a severance payment equal to six (6) months of Base Salary (at the rate in effect on the termination date) payable over a period of six (6) months commencing on the first payroll period following the Executive’s termination date, in accordance with HVIA’s usual payroll practices and subject to applicable tax withholding. During the period that such severance payments are being made,

the Executive shall not be eligible to participate in any bonus, pension, 401(k), or other retirement, health or welfare benefit plan, except as the Executive may be eligible to participate pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act relating to health care continuation coverage. The Executive acknowledges and agrees that the severance under this Section 4.1(a) shall not be payable if compensation and/or benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

(b)If employment termination occurs when the Executive is a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the payments under Section 4.1(a) would be considered deferred compensation under Section 409A,

and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) is not available, then any payment that is triggered by the Executive’s separation from service shall be delayed for at least six months after employment termination and such delayed amounts shall be paid to the Executive in a single lump sum without interest on the first day of the seventh month after the month in which the Executive’s employment terminates. References in this

Agreement to Section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal

Revenue Code Section 409A or under any successor provision of a similar nature.

(c) Any severance payment pursuant to this Section 4.1 shall be contingent upon the

Executive executing a valid release at the time of payment of all claims against the HVIA Group without revocation thereof.

Article 5

CHANGE IN CONTROL BENEFITS

5.1 Change in Control Benefits.

If a Change in Control occurs during any Term of this Agreement while the Executive is actively employed by HVIA, and the Executive’s employment terminates involuntarily but without Cause, or if the Executive voluntarily terminates employment with Good Reason, in each case such termination occurs within twelve months of the Change in Control, HVIA shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to two times the Executive’s Base Salary (at the rate in effect when the Change in Control occurs).

Payments under this Section 5.1 shall be made no later than ninety (90) days following the date of the Change in Control. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. Any payment to the

Executive pursuant to this Section 5.1 shall be contingent on his executing a valid release,

without revocation thereof.

5.2 Change in Control Defined.

For purposes of this Agreement "Change in Control" means a change in control as defined in Internal Revenue Code Section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:

(a) Change in ownership: a change in ownership of HVIA occurs on the date any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) accumulates ownership of OCBI stock constituting more than fifty (50%) percent of the total voting power of OCBI stock, or

(b) Change in effective control: any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) acquires within a 12-month period ownership of OCBI stock possessing forty (40%)

percent or more of the total voting power of OCBI stock, or

(c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of OCBI’s assets occurs if in a 12-month period any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) acquires from OCBI assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of OCBI’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of OCBI’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

5.3 Termination for Which No Benefits Are Payable.

Notwithstanding anything in this Agreement to the contrary, the Executive shall be entitled to no benefits under this Article 5 if the Executive’s employment terminates with Cause,

if the Executive dies while actively employed by HVIA, or if the Executive becomes totally disabled while actively employed by HVIA. For purposes of this Section 5.3, the term "totally disabled" means that because of injury or sickness the Executive is unable to perform his duties under this Agreement. The benefits, if any, payable to the Executive or the Executive’s beneficiary or estate relating to the Executive’s death or disability shall be determined solely by such benefits plans or arrangements as HVIA may have with the Executive relating to death or disability, not this Article 5 of this Agreement.

5.4 Limitation on Benefits under Certain Circumstances.

If the payments and benefits pursuant to this Article 5, either alone or together with any other payments and benefits the Executive may be entitled to receive from HVIA, would constitute a "parachute payment" under Section 280G of the Code, and if all or any portion of such payments are subject to the excise tax imposed by Section 4999 of the Code, such payments and benefits shall be reduced or revised, in the manner determined by HVIA, by the amount, if any, which is the minimum necessary to result in no portion of such payments and benefits being non-deductible to HVIA pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.

Article 6

CONFIDENTIALITY AND CREATIVE WORK

6.1 Non-Disclosure.

During the term of this Agreement and thereafter, the Executive covenants and agrees not to reveal to any person, firm, or company any confidential information of any nature concerning the HVIA Group, or anything connected therewith, and to keep secret and retain in the strictest confidence, and hold in a fiduciary capacity for the benefit of the HVIA Group all secret or confidential information, knowledge or data relating to the HVIA Group, including without limitation, any data, information, ideas, knowledge and papers pertaining to the customers,

prospective products or business methods of the HVIA Group, including without limitation the business methods, plans and procedures of the HVIA Group that shall have been obtained by the

Executive during the Executive’s employment with HVIA and that shall not be or become public knowledge (other than by impermissible acts by the Executive or representatives of the HVIA

Group), contract strategies, allocation of financial resources, financial plans and strategies,

policies and negotiation strategies, existing contracts and contracts under negotiation, identities of clients and/or customers of the HVIA Group or of the HVIA Group’s clients, customers, and markets and non-public personal and financial information and the investment models and strategies with respect to the handling of the investment and trust matters of the customers and clients of the HVIA Group to which Executive may have become aware or knowledgeable of by reason of his employment with HVIA (hereinafter referred to as "Confidential Information" or with respect to confidential or secret services, techniques, processes, economic, investment or any similar models of the HVIA Group (hereinafter referred to as "Trade Secrets" and other works made or conceived by Executive or any employee of the HVIA Group while Executive was employed by HVIA (or within one year of the termination of Executive’s employment with

HVIA if such works are based on or related to Confidential Information or Trade Secrets),

whether solely or jointly with any other person or organization during or outside of employment hours with the HVIA Group (hereinafter referred to as the "Works").

After termination of the Executive’s employment with HVIA, the Executive shall not,

without the prior written consent of HVIA or as may otherwise be required by law or legal process after reasonable advance written notice to the Board of HVIA, use, communicate or divulge any Confidential Information or Trade Secrets, directly or indirectly, to anyone other than HVIA and those designated by it. The restrictions and covenants set forth in this Section

6.1 shall apply to any investment models and strategies developed by Executive prior to his employment with HVIA. HVIA shall have the right to market and sell any such produces,

models and strategies as Works of HVIA. Executive agrees that he shall provide HVIA with documentation of the proprietary investment models and strategies developed by Executive prior to his employment with HVIA.

Despite the foregoing, Confidential Information excludes information that - as of the date hereof or at any time after the date hereof - is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of HVIA, or

(y) otherwise than by or at the direction of the Executive. This Section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2 Return of Materials.

The Executive agrees to deliver or return to HVIA upon termination, or upon expiration of this Agreement, all written information and any other similar items furnished by the HVIA

Group or prepared by the Executive in connection with the Executive’s services hereunder

(whether maintained at his office, home or elsewhere, including all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the HVIA Group or its personnel or affairs, including clients lists and client records. The Executive shall retain no copies thereof after termination of this Agreement or termination of the Executive’s employment. The Executive shall immediately return to HVIA all HVIA Group passwords, credit cards, keys, beepers, laptop computers, cell phones and similar items furnished to Executive in connection with his employment with HVIA.

6.3 Creative Work.

The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by HVIA. The Executive hereby assigns to HVIA all rights, title, and interest,

whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

6.4 Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives

Termination.

For purposes of this Agreement, the term "affiliate" of HVIA includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with HVIA and OCBI. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.

6.5Confidentiality of Agreement.

The Executive covenants and agrees that, except as may be required by applicable legal process, during any Term of this Agreement and thereafter, he shall not disclose the terms of this

Agreement to any person or entity other than the Executive’s accountants, financial advisors,

attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.

6.6 Injunctive Relief.

The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the HVIA Group if the Executive fails to observe the obligations imposed by this

Article 6. Accordingly, if HVIA institutes an action to enforce the provisions hereof, the

Executive hereby waives the claim or defense that an adequate remedy at law is available to the

HVIA Group, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. The confidentiality and remedies provisions of this Article 6 shall be in addition to and shall not be deemed to supersede or restrict, limit, or impair the rights of the HVIA Group under applicable state or Federal statute or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or proprietary or confidential information.

Article 7

COMPETITION AFTER EMPLOYMENT TERMINATION

7.1Covenant Not to Solicit Employees.

The Executive agrees not to solicit, either directly or indirectly, the services of any officer or employee of the HVIA Group for one year after the Executive’s termination of employment.

7.2 Covenant Not to Compete and Not to Solicit Customers.

(a) During the period commencing on the Effective Date and ending twelve months after the termination of Executive’s employment (the "Restrictive Period"), the Executive shall not, within the Territory, either directly or indirectly, engage in, have an interest in, or otherwise be employed by or associated with (whether as owner, operator, partner, member, manager,

employee, officer, director, consultant, advisor, independent contractor, lender, representative)

any Financial Institution, or any entity engaged in the securities business, the insurance business,

or any trust company or trust division of any bank, including, but not limited to, any Investment

Advisor, as that term is defined in the Investment Advisers Act of 1940, or any Investment

Company, as that term is defined in the Investment Company Act of 1940, any hedge fund, or any type of investment fund engaged in the business of investing, reinvesting, owning, holding or trading in securities, any entity or organization that engages in the business of advising others,

whether directly or through publication or writings, as to the value of securities or as to the advisability of investing in, purchasing, or selling securities, or who, issues or promulgates analysis or reports concerning securities, or any other entity engaged in any aspect of the securities business or trust services (together with the Financial Institutions, the "Restricted

Entities"), or otherwise assist or permit his name to be used in connection with the activities of any Restricted Entity. In addition, the Executive shall not, during the Restrictive Period, induce or attempt to induce any Customer of the HVIA Group to seek investment advisory services,

trust services, broker-dealer services, Financial Products or Services from any Restricted Entity nor shall Executive communicate to any Restricted Entity the names or addresses or any financial information concerning any Customer of the HVIA Group.

(b) For purposes of this Section 7.2:

(i) the term Customer means any Person to whom the HVIA Group is providing investment advisory services through HVIA, or

Financial Products or Services through affiliates of HVIA, on the date of the Executive’s employment termination or within the six months preceding Executive’s termination of employment.

(ii) the term Financial Institution means any bank, savings association,

or bank or savings association holding company, trust company,

credit union, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in Section 4(k) of the Bank

Holding Company Act of 1956, other than the bank affiliate of the

HVIA Group.

(iii) the term Financial Product or Service means any product or service that a Financial Institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the

Bank Holding Company Act of 1956 and that is offered by the

HVIA Group on the date of the Executive’s employment

termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(iv)the term Person means any individual or individuals, corporation,

partnership, fiduciary or association.

(v) the term Territory means the area within a sixty (60) mile radius of the principal office of HVIA at the date of Executive’s employment termination; provided, however, that solely for

purposes of the non-compete provisions of Section 7.2(a), the

Territory shall not include New York City. The covenant not induce or attempt to induce any Customer of the HVIA Group to seek

investment advisory services, trust services, broker-dealer services,

Financial Products or Services from any Restricted Entity or to communicate to any Restricted Entity the names or addresses or any financial information concerning any Customer of the HVIA

Group shall apply as set forth in Section 7.2(a).

(c) If any provision of this Section 7.2 or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

7.3 Injunctive and Other Relief.

Because of the unique character of the services to be rendered by the Executive hereunder, the Executive acknowledges and agrees that the restrictions on his competitive activities under this Article 7 are reasonable. The Executive further acknowledges and agrees that the HVIA Group would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants in this

Article 7. Accordingly, the Executive agrees that the Employer’s remedies for a material breach or threatened breach of this Article 7 include but are not limited to (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits due and payable to the

Executive to the extent permitted under applicable law, (y) forfeiture of any benefits under

Sections 4.1 or 4.2, of this Agreement, and (z) a suit in equity the HVIA Group to enjoin the

Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the HVIA Group and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the HVIA from pursuing any other or additional remedies for the breach or threatened breach.

7.4 Article 7 Survives Termination But Is Void after a Change in Control.

The rights and obligations set forth in this Article 7 shall survive termination of this

Agreement. However, Article 7 shall become null and void effective immediately upon a

Change in Control.

Article 8

MISCELLANEOUS

8.1 Successors and Assigns.

(a) This Agreement is binding on successors. This Agreement shall be binding upon

HVIA and any successor to HVIA, including any persons acquiring directly or indirectly all or substantially all of the business or assets of HVIA by purchase, merger, consolidation,

reorganization, or otherwise. But this Agreement and HVIA’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by HVIA. HVIA shall require any successor to all or substantially all of the business or assets of HVIA expressly to assume and agree to perform this Agreement in the same manner and to the same extent HVIA would be required to perform had no succession occurred.

(b) This Agreement is personal in nature and is not assignable. Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution.

If the Executive attempts an assignment or transfer that is contrary to this Section 8.1, HVIA shall have no liability to pay any amount to the assignee or transferee.

8.2 Governing Law, Jurisdiction and Forum.

This Agreement shall be construed under and governed by the internal laws of the State of New York without giving effect to any conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the Federal and state courts in the State of New York.

8.3Entire Agreement.

This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by HVIA. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this

Agreement are hereby rescinded, revoked, and rendered null and void by the parties.

8.4 Notices.

All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the

Executive on the books and records of HVIA at the time of the delivery of such notice, and properly addressed to the HVIA if addressed to HVIA’s executive offices.

8.5 Severability.

If there is a conflict between any provision of this Agreement and any statute, regulation,

or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this

Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6 Captions and Counterparts.

The captions in this Agreement are solely for convenience. The captions do not define,

limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7 No Duty to Mitigate.

The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being selfemployed after employment termination.

8.8 Amendment and Waiver.

This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto.

The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this

Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.9 Compliance with Internal Revenue Code Section 409A.

HVIA and the Executive intend that their exercise of authority or discretion under this

Agreement shall comply with Section 409A of the Internal Revenue Code of 1986 ("Section

409(A)"). Any payments made pursuant to this Agreement shall be subject to applicable tax or similar withholding requirements under applicable federal, state or local employment or income tax laws or similar statutes or other provisions of law then in effect.

(a)	If when the Executive’s employment terminates the Executive is a specified employee, as defined in Section 409A of the Internal Revenue Code of 1986, and if any

payments under this Agreement, including Article 5, will result in additional tax or interest to the

Executive because of Section 409A, then despite any contrary provision of this Section 8.9, such payments shall be made on the first to occur of the (x) a date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this

Agreement does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, HVIA shall reform the provision. However, HVIA shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest,

and HVIA shall not be required to incur any additional compensation expense as a result of the reformed provision. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding any provision of this Agreement to the contrary, to the extent any payments due to Executive under this Agreement are conditioned upon and subject to execution of a release, such payments will commence within the 90 day period following the termination of employment (as applicable) on the next scheduled payment date following the date the release becomes effective and will be payable in accordance with

HVIA’s ordinary payroll practices, except that if the period spans two taxable years, the payment will commence in the later of the two years.

(b) For purposes of Section 409A of the Code, each payment made under this

Agreement shall be designated as a "separate payment" within the meaning of the Section 409A of the Code, and references herein to Executive’s "termination of employment" shall refer to

Executive’s separation from service with HVIA within the meaning of Section 409A. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute

"deferred compensation" under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-

3 (i)(1)(iv).

8.10No Conflicting Agreement.

The Executive represents and warrants to HVIA that (a) the Executive has not taken,

and/or will return or (with the consent of his former employer) destroy without retaining copies,

all proprietary and confidential materials of his former employer; (b) the Executive has not used any confidential, proprietary or trade secret information in violation of any contractual or common law obligation to his former employer; (c) except as previously disclosed to HVIA in writing, the Executive is not party to any agreement, whether written or oral, that would prevent or restrict him from engaging in activities competitive with the activities of his former employer,

from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, his former employer or, if the Executive is subject to such an agreement or policy, he has complied with it; and (d) the Executive is not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by the Executive of this Agreement or the fulfillment by the Executive of the

Executive’s obligations hereunder.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

WITNESS Hudson Valley Investment Advisors, Inc.

/s/ Pamela Jones  By: /s/ Louis Heimbach

Dated: February 5, 2015 Louis Heimbach

Chairman, Board of Directors

/s/ Gustave J. Scacco

Gustave J. Scacco

Exhibit A

HVIA CEO GOAL CATEGORIES

FIRST YEAR

●	General Management
o	Develop and obtain board approval of the strategic plan
o	Create with the board specific annual goals which address:
◾	Operational efficiency
◾	Staff optimization
◾	Achieving and reinforcing Compliance standards

●	Marketplace Leadership
o	Ability to enhance HVIA brand through personal presentations,

local affiliations and other marketing efforts

●	Retention
o	Articulate approach and report regularly on the retention of existing clients

o	Meet with HVIA clients

●	Sales Management
o	Create a sales management strategy, including goals for each

Portfolio Manager which sums to goals for the firm. Goals should include new clients and new AUM for existing clients

o	Develop a working and referral relationship with OCTC Trust

Department

o	Begin to develop relationships with area center of influence CPAs,

attorneys, etc.

o	Start to develop new sales channels for HVIA

●	Investment Strategy
o	Gain strong understanding of HVIA investment process
o	Develop the investment philosophy and process
o	Create management reporting which compares HVIA results to

appropriate benchmarks

●	Personal Sales
o	Goals for overall firm sales
o	Begin role of Senior Portfolio Manager
o	A payout rate for new business created by the CEO
o	An annual goal earmarked for new business from new channels

●	Net Income
o	Net income goal for 2015 is $876,000
o	Minimum threshold for payout and reward for stretch achievement

* Each category will be evaluated by the Board of Directors with a 5 point scale

January 30, 2014

Exhibit C

2015 Net Income Incentive

Executive will receive year-end bonus for this category based on achievement of

$860,000 Net Income ("NI") target. Achievement of the target NI will result in a $50,000 payment. A provision for achievement above (and below) the target NI is as follows:

% Achievement

of Targeted NI Incentive Payouts

80% $30,000

90% $40,000

100% $50,000

110% $60,000

120% $70,000

January 30, 2014

Exhibit B

Performance Ratings

5 = Outstanding - The employee consistently exceeds all the expectations for responsibilities and objectives, skills, abilities and commitments required for the job. Possesses superior knowledge of major aspects of the total job and has had experience in each area. Demonstrated superior knowledge and ability to take initiative and improve processes and efficiency resulting in positive impact on the department or organization.

4 = Exceeds Expectations - The employee achieves and frequently exceeds expectations for responsibilities and objectives, skills, abilities, and knowledge for the job. Seeks to enhance or increase skills, makes recommendations/offers solutions to improve processes.

3 = Meets Expectations - The employee met established expectations for job responsibilities and objectives of the position. Employee demonstrated requisite skills, ability, knowledge, and commitment for the job.

2 = Improvement Needed - The employee does not always meet the responsibilities and objectives of the job. Demonstrates some of the job requisite skills, abilities, and knowledge to do the job, but additional training and/or commitment required. Individual may still be learning the job and/or willingness to develop or improve requisite skills and knowledge may be in question.

1 = Unsatisfactory Job Performance - Responsibilities of the position have not been met. Employee does not demonstrate the necessary knowledge, skills,

abilities, and commitment required for the position.

January 30, 2014

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) made as of this 21st day of February, 2020 by and among GUSTAVE J. SCACCO (the “Executive”) and HUDSON VALLEY INVESTMENT ADVISORS (“HVIA” or the “Company”).

WHEREAS, pursuant to that certain Employment Agreement effective as of January 30, 2015 (the “Agreement”), Executive has been employed as Chief Executive Officer and Chief Investment Manager of HVIA; and

WHEREAS, the parties have agreed to amend the Agreement in the manner set forth below.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.Amendment to the Agreement.

Effective as of the date hereof, the first sentence of the second paragraph of Section 1.2(c) of the Agreement shall be deleted in its entirety and replaced with the following new sentence:

“Notwithstanding anything in this Agreement to the contrary, the Executive acknowledges and agrees that if appointed to the Board of Directors of the Company, or the Board of Directors of Orange Bank & Trust Company and/or the Board of Directors of Orange County Bancorp, Inc. (collectively an “Affiliated Company”), Executive shall resign as a director of both the Company Board and Affiliated Company Board (regardless of whether or not his term as a director has expired), effective upon the earlier of: (a) the date Executive terminates his employment with HVIA for any reason under Article 3 of this Agreement; or (b) the date the Executive no longer holds the job titles set forth in Section 1.1 of this Agreement.”

2.

Modification. All other terms and conditions of the Agreement shall remain in full force and effect, except as modified herein. All terms not defined herein shall have the meanings ascribed thereto in the Agreement.

3.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

4.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WITNESSHUDSON VALLEY INVESTMENT ADVISORS

/s/ Pamela Jones By: /s/ Peter R. Larkin

Dated: February 21, 2020Duly authorized representative

WITNESS

/s/ Pamela Jones By: /s/ Gustave J. Scacco

Dated: February 21, 2020GUSTAVE J. SCACCO